Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney Investment Funds Inc.:
- Smith Barney Government Securities Fund

We consent to the incorporation by reference, of our report dated February 11, 2000 with respect to the Smith Barney Government Securities Fund (the "Fund") of Smith Barney Investment Funds Inc., in the Registration Statement on Form N-14 for the Fund and to the references to our firm under the headings "Synopsis" and "Agreement and Plan of Reorganization" in the Proxy Statement/Prospectus.

/s/ KPMG LLP
KPMG LLP


New York, New York
July 13, 2000